CONSENT OF COUNSEL
AIM EQUITY FUNDS
We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services — Other Service Providers — Counsel to the Trust” in the Statement of Additional Information for each portfolio of AIM Equity Funds (the “Trust”) included in Post-Effective Amendment No. 102 to the Registration Statement under the Securities Act of 1933, as amended (No. 002-25469), and Amendment No. 102 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-01424), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania
March 8, 2010